Exhibit 10(cd)

                      HALLMARK FINANCIAL SERVICES, INC.
                            MANAGEMENT BONUS PLAN
                               FOR FISCAL 2004


 1.   PURPOSE:

   The Hallmark Financial Services, Inc. Management Bonus Plan for Fiscal 2004 (the "Bonus Plan") is intended to provide performance-based cash incentive for the management of Hallmark Financial Services, Inc. and its subsidiaries (collectively, the "Company") based upon the attainment of targeted profitability for the Company during fiscal 2004.

 2.   PARTICIPANTS:

   Participation in the Bonus Plan is limited to employees of the Company approved by the Compensation Committee of the Board of Directors in consultation with the Chief Executive Officer and Divisional Presidents. Participants may be added to or removed from the Bonus Plan at any time in the discretion of the Compensation Committee. Participants have no vested or contractual rights under this Bonus Plan until the final determination and payment of any bonuses under this Bonus Plan.

 3.   BONUSES BASED ON PRE-TAX INCOME:

   This Bonus Plan contemplates the payment of specified annual bonus amounts to participants whose performance has been satisfactory to the Chief Executive Officer and Compensation Committee. The bonus amounts for each participant are based upon the attainment of specified levels of Pre-Bonus Pre-Tax Income (as defined below). The Compensation Committee has established the following Threshold, Target and Maximum levels of Pre-Bonus Pre-Tax Income for the determination of bonuses under this Bonus Plan:

                    Threshold          Target           Maximum
                    ---------          ------           -------
                   $5,453,000        $6,364.000        $9,548,000
               (Approximately 85%                   (150% of Target)
                    of Target

   For each participant, the specified annual bonus amount at each level of Pre-Bonus Pre-Tax Income is set forth in an attachment to this Bonus Plan. To the extent Pre-Bonus Pre-Tax Income exceeds the Threshold level but is less than the Target level, each qualifying participant will receive a proportionate increase in the Threshold level bonus. Similarly, to the extent Pre-Bonus Pre-Tax Income exceeds the Target level but is less than the Maximum level, each qualifying participant will receive a proportionate increase in the Target level bonus.

   For purposes of this Bonus Plan, "Pre-Bonus Pre-Tax Income" means the consolidated pretax income of the Company from recurring operations (i.e., excluding the effect of any extraordinary transactions as determined by the Compensation Committee) before the payment or accrual of income taxes or any amounts determined under this Bonus Plan. Pre-Bonus Pre-Tax Income will be determined by the Compensation Committee from the financial statements of the Company prepared in accordance with past practice and the advice of the Company's independent certified public accountants.

 4.   DETERMINIATION AND PAYMENT OF BONUSES

   The bonus amounts and qualification of participants to receive such bonus amounts will also be based on satisfactory job performance, including characteristics of cooperation, positive attitude and teamwork in achieving corporate goals, as determined by the Compensation Committee in consultation with the Chief Executive Officer. All bonuses awarded by the Compensation Committee under this Bonus Plan will be paid within 90 days following the end of the fiscal year. Provided, however, that the Compensation Committee may determine to defer up to 30% of the total bonus awarded to any person designated as an "executive officer" by the Board of Directors. Any amount so deferred will be payable in equal installments on the first two anniversaries of payment of the original bonus. In all events, each participant must remain employed by the Company on the payment date to be entitled to any bonus under this Bonus Plan.

 5.   INTERPRETATION OF BONUS PLAN

   Any disagreement or dispute with respect to the interpretation or application of this Bonus Plan shall be resolved by the Compensation Committee. The good faith decision of the Compensation Committee with respect to any such matter shall be final and conclusive.

 6.   AMENDMENT OR TERMINATION OF BONUS PLAN

   This Bonus Plan may be amended or terminated by the Compensation Committee at any time prior to the payment of any bonuses hereunder.